EXHIBIT 23.1

Independent Accountants' Consent

The Board of Directors
Warwick Community Bancorp, Inc:

We consent to incorporation by reference in the Registration Statements No. 333-40773, No. 333-81467 and No. 333-103136 on Form S-8, of our report dated February 27, 2004, except for the paragraph in note 7, which is as of March 11, 2004, related to the consolidated statement of financial condition of Warwick Community Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the two-year period, which is included in the December 31, 2003 Annual Report on Form 10-K of Warwick Community Bancorp, Inc.

The 2001 consolidated financial statements of Warwick Community Bancorp, Inc. and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002.

/s/ KPMG LLP

Short Hills, New Jersey
March 11, 2004